Exhibit 35.3

SERVICER COMPLIANCE STATEMENT FOR

COLLEGE LOAN CORPORATION TRUST I

March 19, 2008

College Loan Corporation

14303 Gateway Place

Poway, CA 92064

In connection with the Annual Report on Form 10-K of the College Loan Corporation Trust I for the fiscal year ending December 31, 2007 (the “Report”) and pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission, the undersigned, a duly authorized officer of College Loan Corporation (the “Servicer”), does hereby certify and represent as follows:

1.

A review of the activities and performance of the Servicer under the Agreement dated as of March 1, 2002, as amended, between the Servicer and College Loan Corporation Trust I (the “Servicing Agreement”) for the period that is the subject of the Report has been made under the supervision of the undersigned;

2.

To the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the period that is the subject of the Report; and

3.	To the best knowledge of the undersigned, based on such review, there have been no failures to fulfill any such obligation in any material respect.

IN WITNESS WHEREOF, the undersigned has executed this Servicer Compliance Statement as of March 19, 2008.

COLLEGE LOAN LLC

By:	/s/ John Falb
Name:	John Falb
Title:	Chief Financial Officer